Exhibit 14.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-104426, 333-59058, 333-138474 and 333-202510) and Form F-3/A (No. 333-204083) of Global Sources Ltd. of our report dated April 6, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP
Singapore
April 26, 2016